Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5462	April 19, 2005

MEDIA CONTACT:	C. Michael Zabel
(716) 842-2311

M&T BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for the quarter ended March 31, 2005.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2005 were $1.62, up 25% from $1.30 in the year-earlier period. GAAP-basis net income in the recent quarter totaled $189 million, 19% higher than $159 million in the first quarter of 2004. GAAP-basis net income for 2005’s initial quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.44% and 13.41%, respectively, each improved from 1.29% and 11.19%, respectively, in the corresponding 2004 quarter.

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps

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investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $10 million ($.08 per diluted share) in the recent quarter, compared with $13 million ($.11 per diluted share) in the year-earlier quarter. There were no merger-related expenses in either of the first quarters of 2005 or 2004.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets, were $1.70 for the quarter ended March 31, 2005, 21% higher than $1.41 in the corresponding quarter of 2004. Net operating income for the recent quarter was $199 million, up 15% from $172 million in the year-earlier quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.61% and 29.67%, respectively, in 2005’s initial quarter, compared with 1.48% and 26.02% in the first quarter of 2004.

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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended
	March 31
	2005	2004
	(in thousands,
	except per share)
Diluted earnings per share	$1.62	1.30
Amortization of core deposit and other intangible assets(1)	.08	.11

Diluted net operating earnings per share	$1.70	1.41

Net income	$189,290	159,490
Amortization of core deposit and other intangible assets(1)	9,845	12,933

Net operating income	$199,135	172,423

(1)	After any related tax effect

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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended
	March 31
	2005	2004
	(in millions)
Average assets	$53,306	49,915
Goodwill	(2,904)	(2,904)
Core deposit and other intangible assets	(157)	(230)
Deferred taxes	60	—

Average tangible assets	$50,305	46,781

Average equity	$5,723	5,732
Goodwill	(2,904)	(2,904)
Core deposit and other intangible assets	(157)	(230)
Deferred taxes	60	67

Average tangible equity	$2,722	2,665

     Taxable-equivalent Net Interest Income. Led by growth in average loan balances outstanding, taxable-equivalent net interest income increased 5% to $446 million in the first quarter of 2005 from $424 million in the year-earlier quarter. Average loans outstanding rose 8% to $38.6 billion in 2005’s initial quarter from $35.8 billion in the corresponding 2004 period. Partially offsetting the favorable impact of loan growth was a lower net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined to 3.83% in the recent quarter from 3.92% in the first quarter of 2004. The decline in net interest margin from 2004’s first quarter reflects the impact of rising short-term interest rates over the past nine months, which resulted in a narrowing of M&T’s net interest margin as the rates paid on

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interest-bearing liabilities rose more rapidly than the yields on many earning assets.

     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $24 million in the recent quarter, compared with $20 million in the first quarter of 2004. Net charge-offs of loans during 2005’s initial quarter were $19 million, compared with $18 million in the year-earlier period. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .20% in each of the first quarters of 2005 and 2004. Loans classified as nonperforming totaled $180 million, or .46% of total loans at March 31, 2005, compared with $256 million or .70% a year earlier and $172 million or .45% at December 31, 2004. The significant decline in nonperforming loans at the recent quarter-end as compared with a year earlier was largely the result of several large commercial loans that are no longer in M&T’s loan portfolio due to a combination of sales, payoffs or charge-offs. Loans past due 90 days or more and accruing interest were $125 million at the end of the recently completed quarter, down from $144 million at March 31, 2004. Included in the past due but accruing amounts were loans guaranteed by government-related entities of $102 million and $117 million at March 31, 2005 and 2004, respectively. Assets taken in foreclosure of defaulted loans were $11 million at March 31, 2005, compared with $19 million at March 31, 2004.

     Allowance for Credit Losses. The allowance for credit losses totaled $632 million, or 1.62% of total loans, at March 31, 2005, compared with $616 million, or 1.69%, a year earlier. The decline in the allowance as a percentage of loans reflects improvement in various credit factors, including the decrease in nonperforming loans already noted. At December 31, 2004, the allowance for credit losses totaled $627 million, representing

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1.63% of total loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 351%, 241% and 364% at March 31, 2005, March 31, 2004 and December 31, 2004, respectively.

     Noninterest Income and Expense. Noninterest income in the first quarter of 2005 totaled $234 million, compared with $228 million in the year-earlier quarter. Contributing to the increase were higher residential and commercial mortgage banking revenues.

     Noninterest expenses in the recent quarter totaled $367 million, down 6% from $390 million in 2004’s initial quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $16 million in 2005 and $21 million in 2004. Exclusive of these nonoperating expenses, noninterest operating expenses were $351 million in the recent quarter and $369 million in the first quarter of 2004. The most significant contributor to the lower operating expenses in 2005 was a $4 million partial reversal of the valuation allowance for the impairment of capitalized residential mortgage servicing rights recorded during the recently completed quarter, reflecting changes in the estimated fair value of such rights since December 31, 2004. An $11 million provision for the impairment of capitalized residential mortgage servicing rights was recorded in the first quarter of 2004, largely the result of the lower interest rate environment that existed at the end of that quarter. Capitalized residential mortgage servicing rights, net of impairment valuation allowance, are included in “other assets” in M&T’s consolidated balance sheet and totaled $131 million and $119 million at March 31, 2005 and 2004, respectively, and $133 million at December 31, 2004.

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     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 51.6% in the first quarter of 2005, compared with 56.8% in the year-earlier period.

     In discussing M&T’s first quarter results, Michael P. Pinto, Executive Vice President and Chief Financial Officer, noted, “The recent quarter’s financial results were generally in line with our expectations. Particularly encouraging was the growth experienced in our commercial loan portfolios. Credit quality trends continue to be favorable, with relatively low levels of nonperforming loans and net charge-offs. We were pleased by the results of our residential mortgage banking business, and we were able to successfully hold the line on operating expenses during the quarter. At this time and, of course, subject to the effects of changes in economic or political conditions or unusual circumstances that may arise, we believe that M&T’s full-year GAAP-basis diluted earnings per share for 2005 will be in line with our prior guidance of $6.60 to $6.80.”

     Balance Sheet. M&T had total assets of $53.9 billion at March 31, 2005, compared with $50.8 billion a year earlier. Loans and leases, net of unearned discount, rose 7% to $39.1 billion at the recent quarter-end from $36.5 billion at March 31, 2004. Deposits were $36.3 billion at March 31, 2005, up from $33.3 billion a year earlier. Total stockholders’ equity was $5.7 billion at March 31, 2005 and 2004, representing 10.53% of total assets at the recent quarter-end and 11.28% a year earlier. Common stockholders’ equity per share was $49.78 and $48.17 at March 31, 2005 and 2004, respectively. Tangible equity per

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common share was $23.49 at March 31, 2005, compared with $22.47 a year earlier. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion and $3.1 billion at March 31, 2005 and 2004, respectively.

     In December 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 1,866,400 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $101.14. Through March 31, 2005, M&T had repurchased a total of 2,019,300 shares of common stock pursuant to such plan at an average cost of $101.58 per share.

     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss first quarter financial results at 3:00 p.m. Eastern Time today, April 19, 2005. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until April 20, 2005 by calling 877-519-4471, code 5848004 and 973-341-3080 for international participants. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the

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actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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Financial Highlights

	Three months ended
	March 31
Amounts in thousands, except per share	2005	2004	Change

Performance

Net income	$189,290	159,490	19%

Per common share:
Basic earnings	$1.65	1.33	24%
Diluted earnings	1.62	1.30	25
Cash dividends	$.40	.40	—

Common shares outstanding:
Average — diluted (1)	117,184	122,316	-4%
Period end (2)	113,978	119,031	-4

Return on (annualized):
Average total assets	1.44%	1.29%
Average common stockholders’ equity	13.41%	11.19%

Taxable-equivalent net interest income	$446,175	423,533	5%

Yield on average earning assets	5.52%	5.10%
Cost of interest-bearing liabilities	2.06%	1.43%
Net interest spread	3.46%	3.67%
Contribution of interest-free funds	.37%	.25%
Net interest margin	3.83%	3.92%

Net charge-offs to average total net loans (annualized)	.20%	.20%

Net operating results (3)

Net operating income	$199,135	172,423	15%
Diluted net operating earnings per common share	1.70	1.41	21
Return on (annualized):
Average tangible assets	1.61%	1.48%
Average tangible common equity	29.67%	26.02%
Efficiency ratio	51.63%	56.81%

	At March 31
	2005	2004	Change
Loan quality

Nonaccrual loans	$169,648	248,188	-32%
Renegotiated loans	10,501	7,637	38

Total nonperforming loans	$180,149	255,825	-30%

Accruing loans past due 90 days or more	$124,550	144,345	-14%
Nonperforming loans to total net loans	.46%	.70%
Allowance for credit losses to total net loans	1.62%	1.69%

(1)	Includes common stock equivalents.
(2)	Includes common stock issuable under deferred compensation plans.
(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 3.

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Condensed Consolidated Statement of Income

	Three months ended
	March 31
Dollars in thousands	2005	2004	Change

Interest income	$638,321	546,132	17%
Interest expense	196,266	126,829	55

Net interest income	442,055	419,303	5

Provision for credit losses	24,000	20,000	20

Net interest income after provision for credit losses	418,055	399,303	5

Other income
Mortgage banking revenues	33,426	28,258	18
Service charges on deposit accounts	88,353	88,325	—
Trust income	33,523	33,586	—
Brokerage services income	14,181	13,853	2
Trading account and foreign exchange gains	4,869	5,123	-5
Gain on sales of bank investment securities	216	2,512	—
Other revenues from operations	59,690	56,494	6

Total other income	234,258	228,151	3

Other expense
Salaries and employee benefits	206,610	200,750	3
Equipment and net occupancy	44,006	47,372	-7
Printing, postage and supplies	8,831	9,892	-11
Amortization of core deposit and other intangible assets	16,121	21,148	-24
Other costs of operations	91,769	110,805	-17

Total other expense	367,337	389,967	-6

Income before income taxes	284,976	237,487	20

Applicable income taxes	95,686	77,997	23

Net income	$189,290	159,490	19%

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Condensed Consolidated Balance Sheet

	March 31
Dollars in thousands	2005	2004	Change

ASSETS

Cash and due from banks	$1,348,725	1,827,401	-26%

Money-market assets	184,361	316,643	-42

Investment securities	8,678,890	7,655,890	13

Loans and leases, net of unearned discount	39,073,343	36,515,308	7
Less: allowance for credit losses	631,993	615,640	3

Net loans and leases	38,441,350	35,899,668	7

Goodwill	2,904,081	2,904,081	—

Core deposit and other intangible assets	149,386	219,683	-32

Other assets	2,180,425	2,009,114	9

Total assets	$53,887,218	50,832,480	6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,392,193	7,959,025	5%

Other deposits at U.S. offices	23,682,298	22,843,169	4

Deposits at foreign office	4,218,916	2,538,686	66

Total deposits	36,293,407	33,340,880	9

Short-term borrowings	4,881,596	4,955,615	-1

Accrued interest and other liabilities	756,224	1,053,893	-28

Long-term borrowings	6,282,386	5,747,951	9

Total liabilities	48,213,613	45,098,339	7

Stockholders’ equity (1)	5,673,605	5,734,141	-1

Total liabilities and stockholders’ equity	$53,887,218	50,832,480	6%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $61.5 million at March 31, 2005 and accumulated other comprehensive income, net of applicable income tax effect, of $57.4 million at March 31, 2004.

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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended
	March 31
Dollars in millions	2005		2004		Change in
	Balance	Rate	Balance	Rate	balance

ASSETS

Money-market assets	$87	1.38%	85	.98%	2%

Investment securities	8,573	4.31	7,516	4.09	14

Loans and leases, net of unearned discount
Commercial, financial, etc.	10,094	5.11	9,100	4.07	11
Real estate — commercial	14,193	6.10	12,521	5.71	13
Real estate — consumer	3,246	5.97	3,083	5.95	5
Consumer	11,047	5.83	11,139	5.66	-1

Total loans and leases, net	38,580	5.79	35,843	5.32	8

Total earning assets	47,240	5.52	43,444	5.10	9

Goodwill	2,904		2,904		—

Core deposit and other intangible assets	157		230		-32

Other assets	3,005		3,337		-10

Total assets	$53,306		49,915		7%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$376	.34	1,114	.36	-66%
Savings deposits	15,082	.75	14,755	.62	2
Time deposits	7,419	2.67	6,591	2.22	13
Deposits at foreign office	4,203	2.45	2,833	.98	48

Total interest-bearing deposits	27,080	1.53	25,293	1.07	7

Short-term borrowings	5,194	2.50	4,771	1.02	9
Long-term borrowings	6,403	3.92	5,566	3.44	15

Total interest-bearing liabilities	38,677	2.06	35,630	1.43	9

Noninterest-bearing deposits	8,202		7,563		8

Other liabilities	704		990		-29

Total liabilities	47,583		44,183		8

Stockholders’ equity	5,723		5,732		—

Total liabilities and stockholders’ equity	$53,306		49,915		7%

Net interest spread		3.46		3.67
Contribution of interest-free funds		.37		.25
Net interest margin		3.83%		3.92%

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